EXHIBIT 10.3
Relocation Agreement between Michael O’Neill and Mentor Corporation dated October 28, 2008
October 28, 2008
Michael O’Neill
Dear Mike,
Based on the fact that circumstance of the business and the economy has changed significantly since your start date, we are prepared to make a change to your initial relocation offer.
Every effort was made to evaluate your personal situation in light of the business need. As you know, it is imperative that you, as an executive, make the commitment to reside in the Santa Barbara area, at least Monday through Friday.
To facilitate this need, we are prepared to immediately offer you $180,000 as a lump sum relocation bonus (subject to taxes/withholding). The purpose of this bonus is to offset the expenses of rent, car rental, travel to and from your primary residence, etc. after October 31, 2008. No other payment for these expenses will be covered by the company.
Within 3 years of the above mentioned October 31st date, should you decide to relocate your primary residence to the company headquarters, you will be eligible to participate in the Executive Relocation package (lump sum, mortgage mitigation, etc.) in place at the time of your relocation.
To the extent of any conflict between this letter and your original offer letter and employment agreement, the terms of this letter shall govern. Please execute a copy of this letter and return the executed copy to me.
Sincerely,

/s/Vicki Chuck Vicki Chuck
VP, Global Human Resources
Agreed and Acknowledged:

/s/Michael O’Neill Michael O’Neill	October 28, 2008 Dated